EXHIBIT 99.1

SENETEK PLC ANNOUNCES LOWERED EXPECTATIONS FOR QUARTER ENDED JUNE 30, 2003

NAPA, Calif., August 8, 2003—Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets in the key skin care/dermatologicals and sexual dysfunction categories worldwide, today announced that results of operations for the three and six month periods ended June 30, 2003 will be significantly below year ago results.

The Company expects to announce a net loss for the second quarter of 2003 of approximately $900,000 or $(.02) per fully diluted share, compared to net income of $1,170,000 or $.02 per fully diluted share in the second quarter of 2002. For the six months ended June 30, 2003, the Company expects to report a net loss of approximately $950,000 or $(.02) per fully diluted share, compared to net income and fully diluted earnings per share of $1,674,000 and $.03, respectively, in the six months ended June 30, 2002. The decline in operating income, net income and earnings per share in the three and six months ended June 30, 2003 is primarily related to royalty revenue for the 2003 periods being sharply lower than the 2002 periods. Senetek expects to file its 10-Q with the U.S. Securities & Exchange Commission on August 14th.

Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, is a biopharmaceutical company focused on developing and co-marketing products in the key skincare/dermatologicals and sexual dysfunction categories worldwide.

Visit Senetek PLC’s web site: http://www.senetekplc.com.

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Safe Harbor Statement:

This news release may contain statements that may be considered “forward-looking statements” under the federal securities laws, including statements concerning the Company’s financial stability, its expectations of continued growth and profitability and its intent to expand its overseas business. Forward-looking statements by their nature involve substantial uncertainty and there can be no assurance that actual results or events will not differ materially from those in the forward-looking statements as a result of various factors, including the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the subsequent calendar quarters of 2003, filed with the Securities and Exchange Commission. In addition, while the Company has attempted to identify in those filings the principal factors that it believes could result in such material differences, there can be no assurance that it has identified all of such factors or all of the ways in which such factors may affect future results or events.